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                                                                    Exhibit 1(c)


                         LASALLE PARTNERS FUNDS, INC.

                            ARTICLES SUPPLEMENTARY


     LaSalle Partners Funds, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: (a) The Board of Directors of the Corporation has classified 100,000,000 unissued shares of the authorized Common Stock, par value $0.01 per share, of the Corporation as a single series, designated the "LaSalle Partners U.S. Real Estate Fund" and has divided and further classified the authorized shares of such series into two classes, designated Retail Class and Institutional Class, each such class of the series consisting, until further changed, of 50,000,000 shares.

             (b) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Retail Class and Institutional Class shares of the LaSalle Partners U.S. Real Estate Fund are set forth in the Charter of the Corporation.

     SECOND: The foregoing amendment to the Charter of the Corporation does not increase the authorized capital stock of the Corporation.

     THIRD: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.


     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and attested by its Assistant Secretary on this 30th day of December, 1997.


                           LASALLE PARTNERS FUNDS, INC.



                           BY: /s/ Keith R. Pauley
                              ------------------------
                              KEITH R. PAULEY
                              EXECUTIVE VICE PRESIDENT

ATTEST:

/s/ Audre' J. Melsbakas
---------------------------
AUDRE' J. MELSBAKAS
ASSISTANT SECRETARY